Exhibit 10.6

[Pall Letterhead]

25 Harbor Park Drive
Port Washington, NY 11050
516.801.9549 phone
516.801.9781 fax
www.pall.com

March 13, 2012

Dear Ruby:

On behalf of Pall Corporation (“Pall” or “Company”), I am delighted to offer you the position of President, Pall Industrial of Pall Corporation as outlined in this letter below (this “Agreement”). You will report to Larry Kingsley and have the duties normally associated with this position and such other duties as may be assigned from time to time. If you accept this offer, your first day of work at Pall’s corporate headquarters in Port Washington, New York, will be April 11, 2012 (your “Start Date”). Certain terms used in this Agreement are defined as set forth in Company employee benefit and incentive plans. The key features of your initial compensation package are summarized below:

1. Base Salary. Your base salary will be $500,000 per annum, payable in accordance with Pall’s normal payroll practices.

2. Bonus. You will be eligible for an annual bonus under the Executive Incentive Bonus “Plan” in accordance with the Company’s bonus practices. Your bonus target, as a percentage of your base salary, will be 70% and your maximum bonus percentage will be 105%. Actual bonus, based on performance, will be prorated based on Start Date in accordance with the “Plan”.

3. Annual Long-Term Equity Awards. You will be eligible for annual long-term incentive awards under the Stock Plan (or successor plan) after your Start Date at the time the Company grants such awards to other eligible employees.

4. Initial and Transition Stock Awards. As soon as practicable after your Start Date, you will be granted an initial total stock award of $450,000 awarded 50% restricted stock units that vest in four years and 50% stock options that vest 25% per year over 4 years and a transition grant of $200,000 awarded in restricted stock units that vests in 2 years. These awards are subject to the terms of the 2012 Stock Compensation Plan and related award agreements.

5. Benefits. You shall be provided with customary office space and furnishings, expense reimbursement arrangements, and any similar emoluments customarily afforded to employees of the Company at the same level. You shall also be entitled to receive or participate in all “fringe benefits” and employee benefit plans provided or made available by the Company to its employees generally (such as, but not limited to, group hospitalization, medical, life and disability insurance, pension, 401k and stock option or purchase plans), at such time and on such terms and conditions as each such plan provides from time to time. In recognition of your prior experience, you will be entitled to four weeks of vacation per year and other company recognized holidays for the U.S. including winter “shutdown”.

You will be eligible to participate in the Management Stock Purchase Plan (MSPP) until such time as you become a “Named Executive Officer” (NEO). The MSPP is available solely to Pall's senior leadership, and provides an excellent vehicle in which to purchase stock units on a tax-deferred basis and benefit from the company's generous matching component.

6. Termination of Employment. In the event of an involuntary termination of your employment other than for cause, you will receive severance in an aggregate amount that is equal to twelve months Base Salary. Actual Executive Incentive Bonus will be prorated for involuntary termination without cause in accordance with the “Plan”.

The payments and benefits under this section are subject to the condition that you have delivered to the Company an executed copy of a general release and a restrictive covenant, substantially in the form attached hereto as Exhibit A (with such changes as the Company may adopt for senior executives from time to time or as may be required under applicable law) and such release has become irrevocable within 30 days after the date of “separation from service” as determined under Section 409A. In that event, payments that would have been made within such 30-day period shall be paid at the expiration of such 30-day period; provided that any payments or benefits payable by reason of your death shall not be subject to the condition set forth in this section.

7. Other Matters.

     A. You will devote your full business efforts and time to the Company.

     B. You agree to adhere to Pall’s policies and procedures as in effect from time to time relating, among other things, to business conduct, confidentiality, disparagement, conflicts of interest and cooperation, and stock trading.

     C. The letter summarizes the key aspects of your initial compensation package but is not a contract or guarantee of employment for any particular period of time. At all times you will remain an employee at will, which means that either of us is free to terminate your employment at any time without any advance notice with or without cause or for any reason or for no reason, subject to your entitlement to certain payments, rights and benefits under certain circumstances as provided above, provided that you shall give the Company at least ninety (90) days’ written notice of any voluntary resignation. This letter may not be modified or amended except by a written agreement, signed by the Company and by you, provided, however, that the Company may, in its sole discretion, modify your compensation and/or benefits from time to time, subject to any applicable laws and the terms of its compensation and benefits plans as in effect from time to time.

     D. You will be fully indemnified and held harmless for all acts and omissions to act to fullest extent permissible under the Company’s charter, by-laws and applicable law.

     E. The Company may assign this letter agreement and its rights, together with its obligations hereunder, to any affiliate of the Company or to any person or entity which is a successor in interest to substantially all of the business operations of the Company (and for which purpose all references to the “Company” shall refer to such successor). Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. In the event of your death, all unpaid amounts payable to you immediately prior to your death shall be paid to the representative of your estate.

     F. Your employment shall be governed by, the laws of New York without regard to conflict of law principles.

     G. You have advised us that you are free to sign this Agreement and work for Pall as its President, Pall Industrial as of your Start Date without any restrictions, and this offer is contingent upon such representation.

     H. This offer of at-will employment is subject to Company’s normal pre-employment requirements, which we have discussed. This offer remains in effect until March 26, 2012. We anticipate that you will start work on April 11, 2012.

Nancy Kraker, Manager of Administrative Services, will be contacting you to discuss your relocation package. In the event you voluntarily terminate for reasons other than reorganization or reduction in force within twelve (12) months of the transfer date you will be required to reimburse the Company a prorated portion of all the costs associated with your relocation.

We welcome you to Pall Corporation, and hope that you find your employment with the Company enjoyable and professionally rewarding. If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Linda Villa

Linda Villa
Chief Human Resources Officer

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this Agreement.

/s/ Ruby Chandy	3/20/2012
Ruby Chandy	Date

Exhibit A

GENERAL RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) In consideration of any payments and benefits being provided to me under Section 6 of the Agreement dated _________, as it may have been amended to the date hereof, between me and Pall Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, ______________, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

     (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.

     (c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment, the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law, and any other comparable national or state laws, all as amended.

     (d) Notwithstanding the preceding paragraph (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.

     (e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

     (f) This General Release shall not apply to any rights in the nature of indemnification which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Agreement, or any other obligations of the Company under the Agreement.

     2. Continued Cooperation. In consideration of the Payments, I also agree to fully cooperate with the Company with respect to any reasonable assistance the Company may request from me upon reasonable notice to me, including but not limited to in connection with any legal claims, demands, or causes of action against the Company which relate to or are based on events that arose during the period of my employment with the Company. The Company shall pay me for such cooperation, at an hourly rate, calculated on the basis of my regular salary (not including bonus or any benefits) immediately prior to the termination of my employment with the Company, for each hour of assistance that I provide to the Company at its request, and shall reimburse me for all expenses I reasonably incur in connection with such cooperation, provided I deliver to the Company an invoice(s) in respect of such amounts, which invoice details with reasonable sufficiency the assistance provided and the number of hours spent providing such assistance. Notwithstanding the foregoing, in no case shall the Company require me to provide such assistance on more than 20 days in any year, nor shall the Company require me to travel outside the United States to provide such assistance. A condition for me providing any such assistance is that the Company shall agree to indemnify me for any and all liability I may incur in connection with providing such assistance to the same extent as if I was still an officer of the Company.

     3. Representations and Covenants. I hereby represent and agree to all of the following:

     (a) I have carefully read this General Release.

     (b) I understand it fully.

     (c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

     (d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.

     (e) The period of time I had to consider my rights and obligations under this General Release was reasonable.

     (f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.

     (g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within 30 days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.

     (h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.

     (i) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.

     (j) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.

     (k) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.

     (l) My obligations under the Agreement (attached hereto) including my obligations under the Restrictive Covenant Agreement (attached hereto) are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

     (m) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

     (n) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect, provided, however, that if the general release of all claims given by me herein is declared illegal, invalid, or unenforceable, this General Release will become null and void and, to the fullest extent permitted by law, any Payments (which are being provided to me as a result of my execution of this General Release) which have not yet been made by the Company to me shall no longer be required to be made.

     (o) Except as necessary to enforce my rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which I will notify the Company reasonably in advance of disclosure) or except to the extent such information has become public knowledge, I shall keep confidential and not disclose to any person, other than my spouse or attorneys, accountants and/or tax advisors who shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to me, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, I have or may have. This General Release shall not be construed as an admission by the Company or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by me.

     (p) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

     4. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Date:
Name:
Acknowledged before me this

_____________________, NOTARY PUBLIC